10/29/01



                           COUNTRY MUTUAL FUNDS TRUST

                                 CODE OF ETHICS



     1. This Code of Ethics (Code) has been adopted as a guide to all those, including Trustees, officers and other employees of the above-referenced registered investment companies (together with any series thereof, collectively and individually referred to herein as the "Trust") and their Investment Adviser, who might, by reason of their Trust duties, find themselves in a position where their personal interests could conflict with those of the Trust and with their duty to the interests of Trust's shareholders. It is vitally important that both the fact and the appearance of conflicting interests be avoided.

     2. The purpose of this Code is to assist persons connected with the Trust to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility. The Code also is intended to indicate procedures whereby any possible conflicting interests which may arise from time to time will be disclosed so that, if necessary, corrective action may be taken.

     3. The following definitions shall apply throughout this Code:

     (a) "Access Person" means any Trustee or officer of the Trust and its Investment Adviser and (i) any employee of these organizations, who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

     (b) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (c) "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1 in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Access Person has or acquires.

     (d) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

     (e) "De Minimis Trade" shall mean one or more trades within the applicable time period, collectively involving the purchase and/or sale of 1000 or fewer shares of a High Volume Security.

     (f) "High Volume Security" shall mean a security of an issuer with a market capitalization in excess of $9 Billion which, over a period of 5 trading days prior to the time of a transaction, had an average daily trading volume on a major United States securities exchange of 500,000 shares or more.

     (g) "Independent Trustee" means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act, and who would be required to make a report under Section 4 of this Code solely by reason of being a trustee of this Trust.

     (h)  "Investment Personnel" means:

          (i) Any employee of the Trust or its Investment Adviser (or of any company in a Control relationship to the Trust or Investment Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the Purchase or Sale of Securities by the Trust; and

          (ii) Any natural person who Controls the Trust or Investment Adviser and who obtains information concerning recommendations made to the Trust regarding the Purchase or Sale of Securities by the Trust.

          "Investment Personnel" includes investment portfolio managers, investment analysts and security traders of the Investment Adviser providing services to this Trust, and members of the Investment Adviser's investment committee for this Trust.

     (i) "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.

     (j) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include direct obligations of the Government of the United States or of federal agencies and bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements (and such other money market instruments as may be designated from time to time by the Trust's Board of Trustees), and shares of registered open-end investment companies.

     4.   The prohibitions of Section 5 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or Control.

     (b) Purchases or Sales of Securities which are not eligible for purchase or sale by the Trust.

     (c) Purchases or sales which are non-volitional on the part of either the Access Person or the Trust.

     (d)  Purchases which are part of an automatic dividend reinvestment plan.

     (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (f) Purchases or sales which receive the prior approval of the Treasurer because they are only remotely potentially harmful to the Trust because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be purchased, sold or held by the Trust.

     (g) De Minimis Trades.

     5. No Access Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transactions acquires, any direct or indirect Beneficial Ownership and which to his/her actual knowledge at the time of such purchase or sale:

     (a) is being considered for Trust's purchase or sale; or

     (b) is being purchased or sold by the Trust.

     An Access Person shall refrain from transmitting any information regarding Trust's purchase or sale or potential purchase or sale of any security to any person other than in connection with the discharge of his/her Trust responsibilities.

     6. No Investment Personnel of the Trust or its Investment Adviser subject to this Code of Ethics shall:

     (a) Purchase, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his/her actual knowledge is:

          (i) A security which is being offered as part of an initial public offering of Securities, unless such purchase receives the prior written approval of the Treasurer.

          (ii) A security being sold as part of a limited offering (such as a private placement), unless such purchase receives the prior written approval of the Treasurer. A person who receives approval to purchase a security as part of a limited offering shall not participate in any subsequent consideration of the purchase of the security by this Trust.

     (b) Serve on the Board of Directors of a publicly traded company without the prior written approval of the Treasurer that such service would be consistent with the interests of this Trust and it shareholders.

     7. The Investment Personnel assigned to Trust by its Investment Adviser shall not:

     (a) Except for a De Minimis Trade, buy or sell a security within at least seven (7) calendar days before and after this Trust trades in the security. Any profits realized by the Investment Personnel within the proscribed period shall be required to be disgorged, less any applicable taxes.

     (b) Profit from the purchase and sale or sale and purchase of the same or equivalent Securities within sixty (60) calendar days of the purchase or sale of such Securities by the Trust.

     8. Trust will not purchase or retain Securities of any company if persons affiliated with the Trust or its Investment Adviser, as a group, beneficially own more than one per cent (1%) of the Securities of such company. Each Access Person shall promptly report to the Treasurer with respect to any corporation or unincorporated enterprise in which he/she has a beneficial interest and which to his/her knowledge has in the past engaged, or may reasonably be expected in the future to engage, in transactions with, or compete with, this Trust, and all such interests shall be listed on all reports or disclosures required to be made pursuant to Section 12(e) of this Code.

     9. Any Access Person whose duties may involve dealings with a corporation, in any of whose Securities he/she may have an interest shall disclose such interest to the Treasurer, even though such Access Person and all other persons affiliated with Trust or its Investment Adviser do not, as a group, beneficially own more than one per cent (1%) of the Securities of such corporation. Disclosure procedures under this Section may be required by the Treasurer for persons other than Access Persons as deemed appropriate.

     10. Access Persons and other employees and members of their families should avoid the receipt of payments, benefits, gifts, entertainment or other favors which go beyond common courtesies of a de minimis value usually associated with accepted business practices, and which thereby might be regarded as placing such persons under some obligation to a third party dealing or desiring to deal with the Trust.

     11. Access Persons are encouraged to take part in educational, cultural, charitable and civic activities of the community in which they reside. Such persons should, however, avoid outside employment or activities which take time and attention from duties required by Trust. Outside employment or activities which may involve obligations which in any way compete or conflict with the interests of the Trust should not be undertaken without prior approval by the President or his/her designee.

     If at any time an Access Person (including any member of his immediate family) finds that he/she has, or is considering the assumption of a financial interest or outside relationship which might involve a conflict of interest, or if he/she is in doubt as to the proper application of this Code, he/she should immediately make all facts known to the President or Treasurer and be guided by the instructions he/she receives. Except as otherwise directed by those instructions, he/she should refrain from exercising responsibility in any matter which might reasonably be thought to be affected by his/her adverse interest.

     12. Reports shall be made under this Code as follows:

     (a) Initial Holdings Reports. Every Access Person shall provide an initial holdings report to the Trust no later than ten (10) days after he or she becomes an Access Person, containing:

          (i) The title, number of shares (for equity securities) and principal amount (for debt securities) of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

          (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          (iii) The date that the report is submitted by the Access Person.

     (b) Quarterly Transaction Reports. Every Access Person shall report to the Trust, not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected, the following information:

          (i) With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect Beneficial
               Ownership:

               (A) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares (for equity securities), and the principal amount (for debt securities) of each Security involved;

               (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (C)  The price at which the transaction was effected;

               (D) The name of the broker, dealer or bank with or through whom the transaction was effected; and

               (E)  The date that the report is submitted.

          (ii) With respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person:

               A. The name of the broker, dealer or bank with whom the Access Person established the account;

               B.   The date the account was established; and

               C.   The date that the report is submitted by the Access Person.


     (c) Annual Holdings Reports. All Access Persons shall be required to certify annually to the Treasurer:

          (i) That they have read and understand the Code of Ethics and recognize that they are subject thereto, that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of this Code;

          (ii) The title, number of shares (for equity securities) and principal amount (for debt securities) of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

          (iii)The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

          (iv) The date that the report is submitted by the Access Person.

     (d)  Execeptions:

          (i) An Access Person need not make a report under this paragraph 12 with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or Control.

          (ii) An Independent Trustee of the Trust need not file an initial holdings report or annual holdings reports and need only report a transaction in a security if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his/her official duties as a Trustee of the Trust, should have known that, during the fifteen (15) day period immediately preceding or after the date of the transaction by the Trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by its Investment Adviser.

     (e) The Treasurer shall identify all Access Persons who are required to make reports under this Paragraph 12 and shall inform such Access Persons of their reporting obligation. The Treasurer shall review all reports required to be filed under this Paragraph 12, except his or her own reports. The Treasurer's reports shall be reviewed by the Chief Executive Officer.

     (f)  A  supplemental  report  letter  shall also be submitted by any Access
          Person promptly after he/she becomes involved in any conflict of interest situation which he/she has not previously reported and which is required to be reported under this Code.

     (g) Reports required by Sections 8 and 9 of this Code shall be made in accordance with procedures established by the Treasurer.

     13. As to any transaction set forth in this Code requiring an Access or Investment Person to receive the prior written approval of the Treasurer, the Treasurer shall be required to receive the prior written approval of the Chief Executive Officer of the Investment Adviser before engaging in any similar transaction.

     14. Any report required to be made by this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the security to which the report relates. All information disclosed under this Code shall be treated on a confidential basis except as to any disclosure required by law and except to the extent necessary for the protection of the Trust.

     15. Upon discovering a violation of this Code, the Treasurer shall immediately report such to the Compliance Committee and to the Board of Trustees no later than its next scheduled meeting. The Board of Trustees of the Trust may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

     16. The Treasurer shall prepare an annual report to the Board of Trustees which:

     (a) Describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violation of the Code or procedures and sanctions imposed in response to the material violations during the past year; and

     (b) Certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     17. The Treasurer shall maintain a record of the appoval of, and rationale supporting, any direct or indirect acquisition by Investment Personnel of a beneficial interest in Securities in an initial public offering or private placement, pursuant toparagraph 6 (a).

     18. Any material change to this Code must be appoved by the Board of Trustees, including a majority of Trustees who are not interested persons.